Exhibit 4.6

PEUGEOT S.A.
_________________________________________________
RULES OF THE PERFORMANCE SHARE PLAN
OF MAY 11TH 2020
_________________________________________________

TABLE OF CONTENTS

1. NATURE OF THE SHARES	5
2. GRANT OF SHARES TO BENEFICIARIES	5
3. CONDITIONS TO THE ACQUISITION OF SHARES BY THE BENEFICIARIES	6
4. DELIVERY OF ACQUIRED SHARES TO THE BENEFICIARIES - RIGHTS ATTACHED TO AND AVAILABILIYT OF ACQUIRED SHARES	10
5. OPERATIONS AFFECTING THE BUSINESS OF THE GROUP OR THE SHARE CAPITAL OF THE COMPANY	11
6. ADJUSTMENT OF THE NUMBER OF SHARES	12
7. TAX AND SOCIAL SECURITY REGIME	13
8. FOREIGN REGULATIONS	14
9. AMENDMENTS TO THE RULES	14
10. MANAGEMENT OF THE PLAN	15
11. DATA PROCESSING	16
12. GENERAL PROVISIONS	16

Under the twenty-second resolution passed at Peugeot SA’s Combined Shareholders’ Meeting held on April 24, 2018, the Management Board of Peugeot SA is authorized to freely grant Peugeot shares to employees and/or corporate officers of Peugeot SA or affiliated companies or economic interest groups within the meaning of Article L.225-197-2 of the French Commercial Code.
Pursuant to such authorization, the Management Board decided during its meeting held on May 11th, 2020 to implement a free share plan in accordance with Articles L.225-197-1 to L.225-197-5 of the French Commercial Code and granted free shares to certain employees and corporate officers of Groupe PSA, subject to the satisfaction, in particular, of performance conditions in order to involve them in the development of the Groupe PSA (the “Plan”).
The terms and conditions of such plan, as determined by the management Board, are set out in the present rules (the “Rules”).
Words and expressions beginning with a capital letter included in these Rules are defined as follows:

“Share” or “Shares”	Refers to an ordinary share or ordinary shares of the Company;
“Acquired Shares” or “Shares Acquired”	Refers, for a given Beneficiary, to the number of shares that will be definitively acquired by such Beneficiary at the end of the Acquisition Period, in accordance with the terms and conditions of the Rules;
“Actually Granted Shares” or “Shares Actually Granted”
Refers, for a given Beneficiary, to the exact number of Shares that he or she is entitled to receive given the actual level of satisfaction of the Performance Conditions, as such number will be determined by the Management Board on the Date of Assessment of the Performance Conditions and will be notified to the Beneficiary pursuant to Article 3.1.1 of these Rules;

“Initially Granted Shares” or “Shares Initially Granted”
Refers, for a given Beneficiary, to the maximum number of Shares that he or she is entitled to receive, subject to the conditions laid down in these Rules, upon full satisfaction of the Performance Conditions, the number of which was set by the Management Board on the Grant Date and is stated in the notification made pursuant to Article 2 of these Rules;

“Grant”
Refers to the decision taken by the Management Board on May 11th, 2020, to grant to each Beneficiary, under the conditions set by these Rules, the right to receive for free a determinable number of Shares;

“Beneficiary” or “Beneficiaries”	Refers to the person or persons for whose benefit the Management Board made a Grant and who are named in a list annexed to the minutes of the meeting of the Management Board of May 11th, 2020;

“Performance Conditions”	Refers to the performance conditions, as specified in the Annex to these Rules, the level of satisfaction of which over the Performance Period will help determining the number of Actually Granted Shares for each Beneficiary;
“Supervisory Board”	Refers to the Supervisory Board of the Company;
“Control”
Is defined by reference to the concept of control as referred to in Article L.233-3 of the Commercial Code; The expressions “Change of Control” and “Controlled” being construed by reference to such concept;

“Acquisition Date”
Refers in a generic way to the following date: May 11th, 2023 at midnight, being the date on which each Beneficiary is to definitively acquire of his/her Actually Granted Shares (“Acquisition Date”); such date being the last day of the Acquisition Period;

“Date of Assessment of the Performance Conditions”
Refers to the date on which the management Board will meet, after the end of the Performance Period, and will validate the actual level of satisfaction of the Performance Conditions pursuant to Article 3.1.1 of these Rules;

“Actually Granted Shares”
Refers, for a given Beneficiary, to the exact number of Shares that he or she is entitled to receive given the actual level of satisfaction of the Performance Conditions, as such number will be determined by the Management Board on the Date of Assessment of the Performance Conditions and will be notified to the Beneficiary pursuant to Article 3.1.1 of these Rules;

“Grant Date”	Refers to the date of the resolution of the Management Board pursuant to which the Grant was carried out, i.e. May 11th, 2020;
“Management Board”	Refers to the Management Board of the Company;
“Executive Officer(s)”	Refers to the corporate officer or officers (mandataires sociaux) of the Company benefiting from a Grant under Articles L.225-197-1 to L.225-197-5 of the Commercial Code;
“Duration of the Plan”	Refers to the period between the Grant Date and the last day (included) of the Acquisition Period;
“Groupe PSA” or “Group”	Refers to the Company and all companies and groups related to the Company within the meaning of Article L. 225-197-2 of the Commercial Code;
“Acquisition Period”	Refers in a generic way to the period between the Grant Date and the Acquisition Date (“Acquisition Period”);

“Performance Period”	Refers to the period from January 1st, 2020 to December 31st, 2022;
“Company”
Refers to Peugeot S.A., a French société anonyme (joint stock company) with a Management Board and Supervisory Board, with registered offices located at 7 rue Henri Sainte-Claire Deville at Rueil-Malmaison (92500) with the Nanterre Trade and Companies Registry under number 552 100 554.

In these Rules, any reference made to the “Commercial Code” and to the “Social Security Code” is a reference to the French Commercial Code (Code de commerce) and to the French Social Security Code (Code de la Sécurité Sociale).
1.NATURE OF THE SHARES
The Management Board decides upon the Grant Date on the nature of the Shares (existing Shares or new Shares to be issued) to be delivered to the Beneficiaries, without prejudice to the possibility for the Management Board to later change such decision.
2.GRANT OF SHARES TO BENEFICIARIES
2.1    Notification of the Grant to the Beneficiaries
Each Beneficiary will be personally informed of the number of Initially Granted Shares that he or she will be granted.
Following this notification, an e-mail will be sent to each Beneficiary so that he or she may confirm the acceptance of the Grant and informed such person of these Rules. Where appropriate, this message may be sent by mail. Absent such acceptance by a Beneficiary within a 30 day period as from the date of receipt of said email or mail, the Company shall have the right to deprive the concerned Beneficiary from his/her the rights to the Grant.
It is reminded that the Company free share plans are implemented at the sole discretion of the Management Board at a frequency freely determined by the latter, and that consequently the Grant of Shares under this Plan shall not confer to the Beneficiaries any right to possible future plans.
2.2    Nature of Beneficiaries’ rights under the Grant
Pursuant to Article L.225-197-3 of the Commercial Code, the rights resulting from the Grant are non-assignable and non-transferrable by any means whatsoever during the Duration of the Plan (except in the case of inheritance as specified in the Rules). Furthermore, Beneficiaries cannot pledge or undergo hedging operations for the rights resulting from the Grant of Shares.
During the Acquisition Period, the Beneficiaries do not own the Shares and do not hold any of the voting, dividend or other rights that French law attaches to the status of shareholder.

3.CONDITIONS TO THE ACQUISITION OF SHARES BY THE BENEFICIARIES
3.1    General Principles
3.1.1    The Shares to which a Beneficiary is entitled under the Grant will be definitively acquired by such Beneficiary in one tranche depending on the actual level of satisfaction of the Performance Conditions during the Performance Period and subject to a condition of presence within Groupe PSA as mentioned below.
Following the Performance Period, the Management Board will validate the actual level of satisfaction of the Performance Conditions. This assessment will be final and not subject to appeal.
Each Beneficiary will be personally informed of his or her level of satisfaction of the Performance Conditions and of the number of Actually Granted Shares that he or she holds consequently.
The Actually Granted Shares will become Acquired Shares subject, for to (i) the continued presence of the Beneficiary within Groupe PSA on the 31st of December before the Acquisition Date (being specified that employee Beneficiaries undergoing a termination notice period, carried out or not will be considered present for the purposes of this Article 3.1.1) and (ii) the provisions of Articles 3.2 below
3.1.2    In all cases other than those referred to in Article 3.2 below, where the Beneficiary is not present within Groupe PSA on the 31st of December before the Acquisition Date, such Beneficiary shall definitely lose his or her right to acquire the Shares, i.e. for all of the Actually Granted Shares comprised in the relevant tranche, unless specifically decided otherwise by the Chairman of the Management Board (or the Supervisory Board in the case of an Executive Officer Beneficiary).
3.2    Specific cases
3.2.1    Death of the Beneficiary
In the event of death of the Beneficiary during the Acquisition period, his or her rightful claimant(s) under the Beneficiary’s succession will have a period of six (6) months as from the date of death to request the delivery of all the Shares attributed to the Beneficiary, being specified that:
•If the death occurred prior to the Date of Assessment of the Performance Conditions, then the number of Shares to be delivered to such rightful claimant(s) shall be equal to the number of Shares Initially Granted to the Beneficiary, regardless of the level of satisfaction of the Performance Conditions that may be assessed by the Management Board in between the date of such death and the date on which the request of the rightful claimant(s) is received by the Company;

•If the death occurred on or after the Date of Assessment of the Performance Conditions, then the number of Shares to be delivered to such rightful claimant(s) shall be equal to the number of Shares Actually Granted to the Beneficiary.
The relevant Shares will be delivered to the rightful claimant(s) at the earliest possible time after receipt of the request by the Company.
In the absence of such a request by the rightful claimant(s) within the aforementioned period, the Initially Granted Shares (or, as the case may be, the Actually Granted Shares) will be automatically and permanently lost without compensation or formality of any kind.
3.2.2    Disability of the Beneficiary
In the event of disability of the Beneficiary corresponding to classification in the second or third categories provided for in Article L.341-4 of the Social Security Code (or, if the Beneficiary is an employee not subject to French labor law, in the event of a disability that corresponds to a case that is similar to such classification) and occurring during the Acquisition Period, the Beneficiary will have the possibility to request at any time the delivery of all the Shares attributed to such Beneficiary, being specified that:
•If the classification of the Beneficiary’s disability in any of the abovementioned categories occurs prior to the Date of Assessment of the Performance Conditions, then the number of Shares to be delivered to such Beneficiary shall be equal to the number of Shares Initially Granted to the Beneficiary, regardless of the level of satisfaction of the Performance Conditions that will be thereafter assessed by the Management Board;
•If the classification of the Beneficiary’s disability in any of the abovementioned categories occurs on or after the Date of Assessment of the Performance Conditions, then the number of Shares to be delivered to such Beneficiary shall be equal to the number of Shares Actually Granted to the Beneficiary;
The relevant Shares will be delivered to the Beneficiary at the earliest possible time after receipt of the request by the Company.
In the absence of such a request by the Beneficiary, the relevant Shares will be delivered to the Beneficiary in accordance with the provisions of Article 4.1 of these Rules.
3.2.3    Other specific cases
In case the Beneficiary ceases to be present within Groupe PSA during the Duration of the Plan by reason of one of the events referred to below in this Article 3.2.3, such Beneficiary shall retain his or her rights under the Grant, under the conditions specified below, but will remain subject to the Performance Conditions as well as to the other provisions of these Rules.

(a)    Retirement or Compulsory Retirement of the Beneficiary
In the event of retirement or compulsory retirement of the Beneficiary (the departure date being defined as the exit date from the Group), the Beneficiary shall retain the right to acquire a number of Shares equal to the product of (i) the number of Actually Granted Shares and (ii) a coefficient set according to the duration of the Beneficiary’s presence within Groupe PSA during the Performance Period.
The retired Beneficiary must send his or her retirement certificate attached to his or her file, signed by the Director of Human Resources of his or her last employer within Groupe PSA, to the financial institution referred to in Article 10 below.
(b)    Lay-off of the Beneficiary
For each, Beneficiary having an employment contract, in the event of a lay-off occurring during the Acquisition Period, the Beneficiary shall retain the right to acquire a number of Shares equal to the product of (i) the number of Actually Granted Shares and (ii) a coefficient set according to the duration of the Beneficiary’s presence within Groupe PSA during the Performance Period.
For purposes of the above provisions, the term “Lay-Off” refers to the lay-off of the Beneficiary by his employer for one or several reasons not related to the person of the Beneficiary and resulting from termination or change/modification in the employment conditions, refused by the Beneficiary, of an essential element of the employment contract, following economic difficulties or technological changes. Lay-offs under these Rules do not include lay-offs for economic reasons to which the Beneficiary would have agreed (including, for example, a voluntary departure as part of a plan to safeguard employment or a negotiated departure following a Human Resources and Skills planning agreement). For Beneficiaries who are employees not subject to French labor law, these principles shall be applied by assimilation.
(c)    Non-Renewal of Term of Office or Forced Departure Executive Officer Beneficiary
For each Executive Officer Beneficiary, in the event of the non-renewal of his or her term as Executive Officer (for any reason other than Gross Negligence or Willful Misconduct) or of Forced Departure intervening during the Acquisition Period, the Executive Officer Beneficiary shall retain the right to acquire a number of shares equal to the product of (i) the number of Actually Granted Shares and (ii) a coefficient set according to the duration of the Executive Officer Beneficiary’s presence within Groupe PSA during the Performance Period.

The date to be taken into account in determining the rights of the Executive Officer Beneficiary shall be (i) the expiration date of his or her duties as Executive Officer in the event of non-renewal of term of office, and (ii) the date of such person’s receipt of notification of Forced Departure in the event of Forced Departure.
For purposes of the above provisions:
•the term “Gross Negligence or Willful Misconduct” refers to an act (or failure to act) that could be qualified, within the meaning given to such terms by French labour case law, of gross negligence (“faute grave”, or a fault making it impossible to maintain the employee in the company) or willful misconduct (“faute lourde”, or a fault committed with the intent to harm the company), these concepts applied to Executive Officers by assimilation;
•the term “Forced Departure” refers to (i) an interruption of office term following a change in the Company’s management structure, or (ii) a resignation within a twelve month period following either (x) the effective date of a Change of Control of the Company or (y) the date on which the governing bodies decided a significant change in the Group’s strategy, provided that such change is expressly described as such by the decision of the Supervisory Board, or (iii) the dismissal of the Chairman or a member of the Management Board not resulting from Gross Negligence or Willful Misconduct.
(d)    Sale or transfer of a subsidiary, business activity or facility

In the event of a sale or transfer during the Acquisition Period involving a Change of Control of the subsidiary, business activity or facility in which the Beneficiary is employed, the Beneficiary shall retain the right to acquire a number of shares equal to the product of (i) the number of Actually Granted Shares and (ii) a coefficient set according to the duration of the Executive Officer Beneficiary’s presence within Groupe PSA during the Performance Period.
In the event that, in accordance with legal provisions, the Shares have been granted to an employee Beneficiary or Executive Officer Beneficiary employed by a Groupe PSA company not Controlled by the Company, and in the event of a total sale by the Company of its stake in the concerned company, the Beneficiary shall retain the right to acquire a number of shares equal to the product of (i) the number of Actually Granted Shares and (ii) a coefficient set according to the duration of the Executive Officer Beneficiary’s presence within Groupe PSA during the Performance Period.

The coefficient referred to in sections (a), (b), (c) and (d) above is defined as follows: (i) one third (1/3) if the Beneficiary ceases to be present within Groupe PSA on December 31st, 2020 or thereafter but before December 31st, 2021, (ii) two thirds (2/3) if he or she ceases to be present within Groupe PSA on December 31st, 2021 or thereafter but prior to December 31st, 2022, and (iii) one (1) if he or she ceases to be present within Groupe PSA on or after December 31st, 2022. The coefficient shall be zero (0) if the Beneficiary ceases to be present within Groupe PSA prior to December 31st, 2020.
4.DELIVERY OF ACQUIRED SHARES TO THE BENEFICIARIES – RIGHTS ATTACHED TO AND AVAILABILITY OF ACQUIRED SHARES
4.1    Delivery of Acquired Shares
The Shares Acquired by the Beneficiary at the end of one or the other of the Acquisition Periods shall be delivered to such Beneficiary on the first business day following the Acquisition Date.
The Acquired Shares shall be delivered to an account opened in the name of the Beneficiary with the custodian referred to in Article 10 of these Rules or with any other custodian selected by the Company, and shall be held in registered form.
4.2    Rights attached to Acquired Shares
As from the delivery of the Acquired Shares, the Beneficiaries shall possess, with respect to the said Acquired Shares, all of the rights attached to the status of shareholder of the Company and in particular the right to vote at shareholders’ general meetings and the right to receive dividends (subject to the date at which the Acquired Shares are to earn such dividends, being specified that if the Acquired shares consist of new Shares issued by the Company, they shall carry dividend rights only if they are delivered to the Beneficiary at least two (2) trading days before the Ordinary General Shareholders’ Meeting of the Company deciding on the distribution).
4.3    Availability and disposal of Acquired Shares
At the end of the Acquisition Period, the Beneficiaries may keep their shares in registered form with the custodian referred to in Article 4.1 above or transfer them to an account managed by an intermediary of their choice. However, Executive Officer Beneficiaries are reminded that under Article L.225-109 of the Commercial code, they must convert into registered form or deposit any Shares held by them.
Immediately upon their delivery to the Beneficiaries, the Acquired Shares will be freely transferable, except that Executive Officer Beneficiaries shall have to comply with the specific requirements which may be imposed on them regarding the conservation of all or part of their Shares Acquired under the Plan and except that all the Beneficiaries shall have to comply with applicable legislation and internal requirements of the Groupe PSA with regards to insider trading and related breaches.
In addition, pursuant to the provisions of Article L.225-197-1-I paragraph 8 of the Commercial Code, and subject to special provisions of which the Beneficiaries would be informed by the Company, the Acquired Shares may not be sold by the Beneficiaries:
(a)    Within “black-out periods” preceding and following the date on which the consolidated financial statements of the Groupe PSA are published;
(b)    Within the period between the date on which the Company’s corporate bodies become aware of information which, if made public, could have a significant impact on the price of the Company’s securities, and the date following ten trading days subsequent to that on which such information is made public.
More generally, all persons are required to refrain from acquiring or selling shares of a listed company, or from transmitting information to the same effect, when in possession of “privileged” information, that is to say information not yet made public and that may affect the market price of the share of such company. Persons violating this rule may be subject to legal and financial sanctions. This rule applies to Beneficiaries receiving Shares under this Plan, particularly with regard to the decision to sell such Shares.
5.OPERATIONS AFFECTING THE BUSINESS OF THE GROUP OR THE SHARE CAPITAL OF THE COMPANY
5.1    Change in the Group’s scope of activity
In the event of a change in the Group’s scope of activity occurring prior to the Date of Assessment of the Performance Conditions and affecting the parameters allowing for the assessment of the satisfaction of the Performance Conditions, the Management Board shall validate the level of satisfaction of the Performance Conditions on the basis of “pro-forma” accounts so as to ensure the neutrality of this change in scope on the rights of the Beneficiaries. The Beneficiaries will be informed of the terms and conditions of the establishment of these “pro-forma” accounts.
5.2    Public tender offer or public exchange offer for shares of the Company
5.2.1    In the event that a public tender offer or public exchange offer for the shares of the Company is the subject of a declaration of conformity from the AMF (Autorité des Marchés Financiers, i.e. the French Securities Regulator) and occurs during the Acquisition Period, the Management Board shall have the power to decide, with the approval of the Supervisory Board, that the Performance Conditions are deemed to be wholly or partly satisfied, that all or part of the Initially Granted Shares shall become Actually Granted Shares on the opening date of the offer period and that the Actually Granted Shares shall immediately become Acquired Shares that will be delivered to the Beneficiaries at the end of the Acquisition Period.
5.2.2     In the event that a public exchange offer for the shares of the Company is the subject of a declaration of conformity from the AMF and occurs during the Acquisition Period, and in case provisions of Article 5.2.1 are not applied, then the Beneficiaries’ rights under the Grant will be carried over on the shares received in exchange for shares of the Company and the time period elapsed since the Grant Date will be deemed to have elapsed with respect to the shares automatically substituted for the Shares.
5.3    Merger or demerger of the Company
In the event that the Company is subject during the Acquisition Period to a transaction resulting in an exchange of shares of the Company with those of another company following a merger or demerger, then the Beneficiaries’ rights under the Grant will be carried over on the shares received in exchange for shares of the Company and with the time period elapsed since the Grant Date will be deemed to have elapsed with respect to the shares automatically substituted for the Shares.
In addition, the Management Board may, with the approval of the Supervisory Board, decide (i) that the Performance Conditions are deemed to be wholly or partly satisfied and that all or part of the Initially Granted Shares shall become Actually Granted Shares as of the date of completion of the merger or demerger, (ii) that the Actually Granted Shares shall immediately become Acquired Shares that will be delivered to the Beneficiaries at the end of the Acquisition Period, and (iii) to make an adjustment to the number of Shares as provided for in Article 6 below.
5.4    Public repurchase offer for shares of the Company
In the event that a filing of a public repurchase offer followed by a squeeze-out of shares of the Company is the subject of a declaration of conformity from the AMF and occurs during the Acquisition Period, the Management Board may, with the approval of the Supervisory Board, decide that all of the Initially Granted Shares shall become Actually Granted Shares on the opening date of the offer period.
The Management Board may also, with the approval of the Supervisory Board, decide that the Actually Granted Shares shall immediately become Acquired Shares that will be delivered to the Beneficiaries at the end of the Acquisition Period.
6.ADJUSTMENT OF THE NUMBER OF SHARES
If authorized therefor under the resolution adopted by the General Shareholders’ Meeting of the Company allowing the Grant of Shares, the Management Board may make the necessary adjustments to take into account the impact of certain transactions affecting the share capital of the Company during the Acquisition Period so as to ensure the neutrality of these transactions on the rights of the Beneficiaries. Such adjustments do not constitute an obligation of the Company. The potentially concerned transactions include:
(i)    a capital increase in cash with preferential subscription rights for shareholders, by incorporation of reserves, profits or share premiums,
(ii)    the distribution of reserves in cash or in portfolio securities,
(iii)    a capital decrease resulting from losses and carried out by a reduction in the number of shares,

(iv)    the issuance of transferable securities giving rights to shares, with preferential subscription rights for shareholders,
(v)    a share split.
7.TAX AND SOCIAL SECURITY REGIME
The tax and social security rules applicable to the Grant vary depending on the Beneficiaries’ respective nationalities and countries of residence. Both the Beneficiary and his or her employer could be subject to an obligation to declare and/or to pay taxes in relation with the Grant and/or the definitive acquisition of the Shares by the Beneficiaries and/or the sale of the Acquired Shares by the Beneficiaries.
In particular, the attention of each Beneficiary is drawn to the fact that obligations to declare and/or contribute may have to be complied with by the Beneficiary in different countries in the event of an international reassignment/transfer or mobility within the Group leading to a change in tax residence and/or in social security regime occurring between the Grant Date and the sale of the Acquired Shares by the Beneficiary. As the case may be, the Beneficiary’s contributory obligations may be proportional to the length of time during which he or she was a tax resident in the relevant country.
Each Beneficiary is solely responsible for complying with his or her tax and social security declaration obligations and payment obligations resulting from the aforementioned events and it is his or her responsibility to inquire about the regime that is applicable to him or her so that all his or her obligations to declare and/or contribute taxes and social security contribution be complied with.
Neither the Beneficiary’s employer nor the Company may be compelled to pay or reimburse to anyone a tax or charge of any kind owed by a Beneficiary with respect to his or her Shares, regardless of the location of chargeability.
Nevertheless, if the Company or a company of the Group employing a Beneficiary must pay off taxes, social security contributions, or any other similar charges in the name and on behalf of the Beneficiary because of the Grant, the delivery of the Shares to the beneficiary or the sale by the Beneficiary of the Acquired Shares, the Beneficiary expressly authorizes his or her employer, the Company or any officer appointed for this purpose, to withhold these amounts from his or her elements of remuneration and/or sell all or part of his or her Shares and/or, if applicable, to withhold these sums on the income derived from the sale of the Shares. The company reserves the right to postpone the delivery of the Shares to the Beneficiary and/or the sale of the Shares by the Beneficiary until he or she has paid the full amounts he or she owes or until the terms and conditions of payment of these amounts have been agreed upon with the relevant company of the Group.
7.1    Any information that may be communicated to the Beneficiary by the Company or any Group company regarding the tax treatment applicable to the Beneficiary under the Plan is sent for information purposes only and cannot be considered by the Beneficiary as exhaustive. Such information cannot in particular take into account the diversity of the Beneficiaries’ tax and personal situations. It is suggested that each

Beneficiary consult with an adviser of his or her choice in order to analyze his or her own personal situation.
8.FOREIGN REGULATIONS
Any provision of this Plan notwithstanding, the Grant, the acquisition and the delivery of the Shares on behalf of the Beneficiary may be subject to compliance with applicable laws and regulations or requirements of the competent authorities in the country of residence of the beneficiaries. If such laws or regulations or competent authorities require the Company or a Group company or the Beneficiary to take specific steps as a result of the grant and delivery of the shares on behalf of the Beneficiary, then the grant and delivery of the shares on behalf of the Beneficiary may be exceptionally postponed until the complete satisfaction of the applicable laws and regulations or requirements of the competent authorities.
In general, the Company reserves the right (i) to require the immediate sale of shares following their delivery or (ii) to substitute a cash payment for the delivery of shares at a value equivalent to that of the shares, net of taxes and social charges that are due by the Beneficiary under this payment. The amount paid would be determined by reference to the number of Shares to be delivered to the affected Beneficiary, valued at a date or on an average calculated over a period preceding the date of payment determined by the Company.
Neither the Grant nor any provision of these Rules shall be interpreted as requiring the Company to take any specific step in order to satisfy local regulations.
For Beneficiaries who are citizens or residents of the United States of America, the Plan is interpreted and applied in light of the regulations of Section 409 A of the Internal Revenue Code in order to rule out any adverse tax consequences resulting from the application of these Rules. Shares delivered to Beneficiaries under the Plan may not be offered or sold in the United States of America and may only be sold on Euronext Paris.
9.AMENDMENTS TO THE RULES
9.1    Principles
These Rules may be amended by the Management Board and new provisions will apply to the Beneficiaries.
Nonetheless, no amendment that would negatively affect Beneficiaries can be made to these Rules without their express agreement, unless such amendment is the result of a legislative, regulatory or administrative provision newly entered into force, or any other legally-binding provision imposed on the Company.
In the event of a change in any legal, regulatory, accounting or tax requirements, or of a change in the interpretation of a legal or regulatory provision, in particular with respect to the tax or social security treatment of any rights or Shares granted under this Plan affecting the Company, a Group company or the Beneficiary, the terms of these Rules may be amended by the Management Board, at its discretion and in the manner that it deems appropriate, in response to such considered change, within the limits of the amendments to the Plan considered necessary.
For example, the Management Board may, in accordance with the resolution of the shareholders of the Company on the basis of which the Grant was made, choose to shorten or lengthen the Acquisition Period and/or to impose an obligation to retain all or part of the Acquired Shares, which would then be restricted for sale a period determined by the Management Board, and/or waive, modify or introduce conditions to the acquisition, should they be necessary or desirable.
Moreover, should it be impossible or inadvisable to deliver Shares to a Beneficiary due to the regulatory and/or tax and social security framework, the Management Board may alternatively choose to pay the affected Beneficiaries an amount equivalent to the value of the Acquired Shares in cash, net of taxes and social charges, if applicable, that are due by the Beneficiary under this payment. The amount paid would be determined by reference to the number of Shares to be delivered to the affected Beneficiaries, valued at a date or on an average calculated over a period preceding the date of payment determined by the Management Board.
Such amendments to the Plan shall not give rise to any claim for damages for the benefit of Beneficiaries, even if such amendments are unfavorable to them, either generally or in relation to personal circumstances.
9.2    Notification of Amendments
A notification of such amendments to the Rules may be made to the Beneficiary, by any means, including internal mail, regular mail, certified letter with acknowledgement of receipt or return receipt, fax or electronic mail at the address or number indicated by the Beneficiary. The notification shall be considered received at the time of transmission, except in the case of regular mail, for which the notification shall be considered received seventy-two (72) hours after it is transmitted or, in the case of certified letters with acknowledgement of receipt, on the date of first submission.
If any provision of these Rules is held invalid or unenforceable by reason of any law or interpretation given to it by any jurisdiction, these Rules shall be interpreted as if they did not contain the affected provision and all other provisions that are held legal and otherwise valid shall remain in full force and shall be construed and enforced in the meaning closest to the original intention.
10.MANAGEMENT OF THE PLAN
The management of the Plan is entrusted to a specialized financial institution, Société Générale Securities Services, who will perform the following:
•Opening and maintenance of individual accounts, namely:
•Account management of rights during the Acquisition Period;
•Account management of free Acquired Shares held in registered form;

•Processing of transactions following the Grant of Shares, then following the Acquisition;
•Dividend payment and management of the voting rights after the Acquisition Date;
•Information on tax declarations to be made (only for Beneficiaries who are French tax residents and for declarations to be made to French Tax Authorities);
•Information related to the operation of the Plan.
During the course of the Duration of the Plan, each Beneficiary must notify the financial institution of any change of address by using the form provided for this purpose, as well as any change in tax residence or case of an international reassignment/transfer or mobility within the Group.
11.DATA PROCESSING
The Beneficiaries’ personal information is subject to computer processing. It is intended for the Company, the controller, as well as the custodian provided for in Article 10 above for management purposes. Under French Law (modified Data Protection Act-“Loi Informatique et Libertés”-of January 6, 1978), the Beneficiaries may exercise their right to access and rectify information concerning them, as well as exercise their right to object to such processing by contacting Peugeot S.A., Human Resources Department, Compensation and Benefits Department (HRTD\COBF), 2-10 bd de l’Europe, 78092 Poissy. France.
12.GENERAL PROVISIONS
12.1    The Beneficiaries are required to respect strict confidentiality on the Group’s performance targets specified in the Annex to the Rules.
12.2    These Rules will bind to all of their provisions the Company, the Beneficiaries, their rightful claimants and their respective personal representatives legally authorized to act on their behalf.
12.3    These Rules have been adopted by the Management Board in their French version. The translation into English is provided only for the information of non-French speaking Beneficiaries, provided that in the event of any conflict between the French and English versions, the French version shall govern and prevail.
12.4    These Rules are subject to French law.
In the event of a dispute with respect to the interpretation, the validity or the application of these Rules, the concerned parties shall make every effort to amicably resolve the dispute; failing this, the dispute will be brought before the courts under the jurisdiction of the Paris Court of Appeal.

RULES OF THE PERFORMANCE SHARE PLAN OF MAY 11th 2020
Annex: Performance Conditions of the Plan
[REDACTED]